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                     December 22, 2020

       Charles R. Brown, II
       Executive Vice President and Chief Financial Officer
       Forterra, Inc.
       511 East John Carpenter Freeway
       6th Floor
       Irving, TX 75062

                                                        Re: Forterra, Inc.
                                                            Form 10-K for the
period ended Decmember 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-37921

       Dear Mr. Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing